Exhibit 21.1
WESTERN ALLIANCE BANCORPORATION
LIST OF SUBSIDIARIES
(As of December 31, 2025)

Name	Doing Business As	Jurisdiction of Incorporation or Organization
Western Alliance Bank	Alliance Bank of Arizona
Bridge Bank
First Independent Bank
Bank of Nevada
Torrey Pines Bank
Alliance Association Bank
Western Alliance Corporate Finance
Western Alliance Public Finance
Western Alliance Resort Finance
	Western Alliance Warehouse Lending	Arizona
CS Insurance Co.	Not applicable	Arizona
Las Vegas Sunset Properties	Not applicable	Nevada
BES Comp Services Co.	Not applicable	Delaware
Digital Settlement Technologies, LLC	Digital Disbursements	Delaware
Helios Prime, Inc.	Not applicable	Delaware
Western Alliance Business Trust	Not applicable	Delaware
WA PWI, LLC	Not applicable	Arizona
Western Alliance Trust Company, National Association	Not applicable	Arizona
Western One, LLC	Not applicable	Arizona
Western Two, LLC	Not applicable	Arizona
Western Three, LLC	Not applicable	Arizona
Western Finance Company	Not applicable	Arizona
Western Alliance Mortgage Holding Company, LLC	Not applicable	Arizona
AmeriHome Mortgage Company, LLC	Not applicable	Delaware
Western Alliance Equipment Finance, LLC	Not applicable	Arizona
BW Real Estate, Inc.	Not applicable	Nevada
BWH, Inc.	Not applicable	Delaware
BankWest Nevada Capital Trust II	Not applicable	Delaware
Intermountain First Statutory Trust I	Not applicable	Connecticut
First Independent Statutory Trust I	Not applicable	Delaware
WAL Trust No. 1	Not applicable	Delaware
WAL Statutory Trust No. 2	Not applicable	Connecticut
WAL Statutory Trust No. 3	Not applicable	Connecticut
Bridge Capital Holdings Trust I	Not applicable	Delaware
Bridge Capital Holdings Trust II	Not applicable	Delaware